                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                           PREDECESSOR                     SUCCESSOR  COMBINED  PREDECESSOR  SUCCESSOR
                         ------------------------------------------------  ---------  --------  -----------  ---------
                                                                JANUARY 1  DECEMBER    YEAR         SIX        SIX
                                                                   TO        1 TO      ENDED       MONTHS     MONTHS
                                                                NOVEMBER   DECEMBER  DECEMBER    ENDED JUNE   ENDED
                               YEAR ENDED DECEMBER 31,             30,        31,       31,         30,      JUNE 30,
                         ----------------------------------        ---        ---       ---         ---      ---------
                         2000      2001      2002      2003       2004       2004       2004        2004        2005
                         ----      ----      ----      ----       ----       ----       ----        ----        ----
                                                                                                (UNAUDITED)  (UNAUDITED)
                                                                                                -----------  -----------
                                                            (DOLLARS IN MILLIONS)

Pre-tax income (loss).    $  54     $  (8)    $ 119     $ 118      $ 47       $  (6)    $  41      $  52        $ (25)

Fixed charges.........
  Interest............        6         8         5         3         2           5         7          1           27
  Rent................        6         7         6         7         5           1         6          2            2
Total fixed charges...       12        15        11        10         7           6        13          3           29

Pre-tax income
  (loss) plus fixed
  charges.............       66         7       130       128        54           0        54         55            4

Ratio of earnings to
  fixed charges(a)....      5.5x       .5x     11.8x     12.8x      7.7x          --      4.2x      18.3x          .1x


(a)  Due to the losses for the year ended December 31, 2001, for the period from
     December 1, 2004 to December 31, 2004 and for the six months ended June 30,
     2005, the ratio coverage was less than 1x. We would have had to generate additional earnings of $8 million, $6 million and $25 million to have achieved a coverage ratio of 1x for the year ended December 31, 2001, the period from December 1, 2004 to December 31, 2004 and for the six months ended June 31, 2005, respectively.